SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

R.J. Reynolds Tobacco Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-0950247

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

401 North Main Street, Winston-Salem, NC	27102

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, $0.01 par value per share Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

     On October 26, 2003, the Board of Directors of R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (the “Company”), approved Amendment No. 3, dated as of October 27, 2003 (the “Amendment”), to the Rights Agreement, dated as of May 17, 1999, as amended (the “Rights Agreement”), between the Company and The Bank of New York, a New York banking corporation, as rights agent. The Amendment made the provisions of the Rights Agreement inapplicable to the transactions contemplated by the Business Combination Agreement, dated as of October 27, 2003, between Brown & Williamson Tobacco Corporation, a Delaware corporation, and the Company.

     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by this reference. Copies of the Rights Agreement are available free of charge from the Company.

Item 2. Exhibits

Number	Description

4.1	Amendment No. 3, dated as of October 27, 2003, to the Rights Agreement, dated as of May 17, 1999, as amended, between the Company and The Bank of New York, as rights agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

By:		/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Vice President, Deputy General Counsel and Secretary

Date: October 27, 2003

EXHIBIT INDEX

Number	Description

4.1	Amendment No. 3, dated as of October 27, 2003, to the Rights Agreement, dated as of May 17, 1999, as amended, between the Company and The Bank of New York, as rights agent.